  Exhibit 99.1
Yuma Energy, Inc.

NEWS RELEASE

 Yuma Energy, Inc. Receives Noncompliance Notice from NYSE American

HOUSTON, TX – (PR Newswire – June 20, 2019) – Yuma Energy, Inc. (NYSE American: YUMA) (“Yuma,” the “Company,” “we” or “our”) today announced that on June 17, 2019, Yuma was notified by the NYSE American LLC (the "Exchange") that the Company is not in compliance with one of the Exchange's continued listing standards as set forth in Part 10 of the NYSE American Company Guide (the "Company Guide").

Specifically, Yuma is not in compliance with Section 1003(a)(iii) of the Company Guide in that it has reported a stockholders’ equity of less than $6 million as of March 31, 2019 and reported losses from continuing operations and/or net losses in its five most recent fiscal years.

The notice is based on a review by the Exchange of information that the Company has publicly disclosed, including information contained in the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2019, which included the interim consolidated financial statements for the three month period ended March 31, 2019.

In order to maintain its listing on the Exchange, the Company was requested to submit a plan of compliance (the "Plan") by July 17, 2019 addressing how it intends to regain compliance with Section 1003(a)(iii) of the Company Guide by December 17, 2020. Yuma intends to fully comply with the Exchange’s requests and will submit its Plan accordingly.

In addition, as previously reported, the Company received a notification from the Exchange indicating the Company’s common stock has been selling for a low price per share for a substantial period of time, and the Company must demonstrate an improved share price or effect a reverse stock split of its common stock by no later than July 4, 2019, in order to maintain the listing of the Company’s common stock on the Exchange. On June 12, 2019, the Company’s stockholders voted to approve a potential amendment to the Company’s amended and restated certificate of incorporation to effect a reverse split of the Company’s common stock, as determined by the Board of Directors at its sole discretion, of a ratio of not less than one-for-ten and not more than one-for-twenty-five. Additionally, the Company could be subject to immediate de-listing should the stock price decline to $0.06 per share.

The Exchange notification of continued listing deficiency does not affect the Company’s business operations or its SEC reporting obligations. Yuma's management previously recognized the need to engage in financing transactions or other strategic alternatives to address the Company's financial requirements and has publicly announced those initiatives. Yuma is actively exploring restructuring the Company’s credit facility through a third-party desiring to acquire the facility or combining with or acquiring companies or assets to create a larger company with greater operating leverage. The Company continues to work with Seaport Global Securities LLC, an investment banking firm, to advise the Company on various strategic alternatives; however, there is no assurance that any transaction or restructuring alternative will materialize.

Receipt of the notice from the Exchange does not have any immediate effect on the listing of the Company's shares of common stock on the Exchange, except that until the Company regains compliance with the Exchange's listing standards, a ".BC" indicator will be affixed to the Company's trading symbol. The Company's business operations and SEC reporting requirements are unaffected by the notification, provided that if the Plan is not acceptable, or the Company does not make sufficient progress under the Plan or reestablish compliance by December 17, 2020, then the Company will be subject to the Exchange's delisting procedures. The Company may then appeal a staff determination to initiate such proceedings in accordance with the Company Guide.

About Yuma Energy, Inc.
Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. Historically, the Company’s activities have focused on inland and onshore properties, primarily located in central and southern Louisiana and southeastern Texas. Its common stock is listed on the NYSE American under the trading symbol “YUMA.”

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any and all statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The Company’s annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact
Carol Coale
Managing Director
Dennard Lascar Investor Relations
713-529-6600